Exhibit 99.1

Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Announces Chief Financial Officer Succession

CORAL GABLES, FL. – April 28, 2008 –– Fresh Del Monte Produce Inc. (NYSE: FDP), today announced that Richard Contreras, Senior Vice President, Finance, has been appointed to succeed John F. Inserra who is retiring as the Company’s Executive Vice President, Chief Financial Officer. Mr. Contreras will assume the role of Senior Vice President, Chief Financial Officer on May 2, 2008. Mr. Inserra’s retirement was previously announced by the Company on January 14, 2008 and will be effective May 1, 2008.

“We are excited to introduce Richard as the new Senior Vice President, Chief Financial Officer for Fresh Del Monte Produce,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “Richard brings to his new position extensive knowledge in financial management and business leadership, along with a nine-year history with Fresh Del Monte Produce. We are confident that with his finance experience and proven track record, he will be a great addition to our highly experienced management team.”

Mr. Contreras joined the Company as Controller, North America in 1999, and has held various regional and corporate accounting and finance roles of increasing responsibility over the past nine years, including Vice President, Budgeting and Forecasting and Vice President, Finance and Administration for North America. Prior to joining the Company, Mr. Contreras started his career with Ernst & Young, LLP in 1989, and spent 10 years there in various audit and accounting positions. Mr. Contreras is a Certified Public Accountant and obtained his Bachelor’s degree in Accounting from Florida International University.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for over 100 years.

FORWARD-LOOKING INFORMATION

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 20-F for the year ended December 28, 2007 along with other reports that the Company has on file with the Securities and Exchange Commission.

Note to the Editor: This release and other press releases are available on the Company’s web site, www.freshdelmonte.com.

Contact:	Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433